                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-88460


                QUADRIGA SUPERFUND, L.P. - SERIES A AND SERIES B
                 SUPPLEMENT DATED NOVEMBER 3, 2004 TO PROSPECTUS
                              DATED APRIL 29, 2004

                      THIRD QUARTER 2004 PERFORMANCE UPDATE


                    July - Sept.    2004 Year to Date        Total NAV        NAV per Unit
                                                              09-30-04          09-30-04
--------------------------------------------------------------------------------------------
Series A               2.72%             -5.64%             $25,829,068         $1,242.96
--------------------------------------------------------------------------------------------
Series B               4.00%             -7.33%             $33,569,575         $1,372.57
--------------------------------------------------------------------------------------------

All performance is reported net of fee and expenses

Fund results for July 2004:

         For the month of July, long positions in the financial futures sector, most importantly in stock market indices were unprofitable.

         However, long positions in the energy sector were able to compensate for these losses by profiting from rising prices mainly in the oil and oil-related futures markets.

         The other market groups didn't reveal significant trends and didn't have any major influence on this month's slightly negative performance.

          During the month of July, Series A lost 0.16% and Series B lost 0.09%, including charges.

Fund results for August 2004:

          After last month's rally, which persisted during the first weeks of August, oil prices gave back most of their gains resulting in a negative performance for the fund's long positions in the energy sector, which was the worst among all market groups.

          Long positions in financial futures traded sideward, whereas long and short positions in foreign currencies were able to contribute positively to this month's trading performance.

          A combined long/short strategy in the agricultural sector produced a slight loss.

For August, Series A decreased by 6.84% and Series B by 9.29%, each including charges.

Fund results for September 2004:

         Due to the impact of Hurricane Ivan on the US oil production in the Gulf of Mexico, rising prices of crude oil as well as oil-related products resulted in a major gain of the fund's long positions in these markets.

         Long positions in metal markets were able to outperform even these gains and were the most successful contributors to this month's positive trading performance.

         The only notable losses were incurred by long positions in the financial futures sector.

         The net asset value of Series A and Series B for September gained 10.44% and 14.75%, respectively, net of fees.

/s/ Christian Baha
Christian Baha, President
General Partner
Quadriga Superfund, L.P.

                             STATEMENT OF OPERATIONS
                                    SERIES A
                                   (UNAUDITED)


                                               THREE MONTHS ENDED        NINE MONTHS ENDED
                                               SEPTEMBER 30, 2004        SEPTEMBER 30, 2004
                                               ------------------        ------------------
INVESTMENT INCOME, interest                      $    79,511                 $   182,263
                                                 -----------                 -----------

EXPENSES
   Management fee                                    113,242                     311,329
   Organization and offering expenses                 61,213                     168,286
   Operating expenses                                  9,182                      25,242
   Selling commission                                244,848                     673,141
   Incentive fee                                           -                     651,950
   Brokerage commissions                             244,937                     635,428
   Other                                              16,207                      33,590
                                                 -----------                 -----------

        Total expenses                               689,629                   2,498,966
                                                 -----------                 -----------

NET INVESTMENT LOSS                               (610, 118)                  (2,316,703)
                                                 -----------                 -----------

REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
   Net realized loss on futures
     and forward contracts                        (2,839,090)                 (2,042,213)
    Net change in unrealized appreciation or
        depreciation on futures and forward
        contracts                                  4,160,695                   2,504,617
                                                 -----------                 -----------

NET GAIN ON INVESTMENTS                            1,321,605                     462,404
                                                 -----------                 -----------

NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                    $   711,487                 $(1,854,299)
                                                 ===========                 ===========

                             STATEMENT OF OPERATIONS
                                    SERIES B
                                   (UNAUDITED)


                                               THREE MONTHS ENDED          NINE MONTHS ENDED
                                               SEPTEMBER 30, 2004          SEPTEMBER 30, 2004
                                               ------------------          ------------------
INVESTMENT INCOME, interest                      $    98,700                    $   233,717
                                                 -----------                    -----------

EXPENSES
   Management fee                                    145,388                        418,649
   Organization and offering expenses                 78,588                        226,297
   Operating expenses                                 11,789                         33,945
   Selling commission                                314,351                        905,187
   Incentive fee                                           -                      1,158,857
   Brokerage commissions                             438,743                      1,199,328
   Other                                              29,934                         64,963
                                                 -----------                    -----------

        Total expenses                             1,018,793                      4,007,226
                                                 -----------                    -----------

NET INVESTMENT LOSS                                 (920,093)                    (3,773,509)
                                                 -----------                    -----------

REALIZED AND UNREALIZED GAIN
 (LOSS) ON INVESTMENTS
   Net realized loss on futures
     and forward contracts                        (5,006,865)                    (3,773,228)
    Net change in unrealized appreciation or
        depreciation on futures and forward
        contracts                                  7,240,787                      4,317,445
                                                 -----------                    -----------

NET GAIN ON INVESTMENTS                            2,233,922                        559,217
                                                 -----------                    -----------

NET INCREASE (DECREASE) IN
   NET ASSETS FROM OPERATIONS                    $ 1,313,829                    $(3,214,292)
                                                 ===========                    ===========

                       STATEMENT OF CHANGES IN NET ASSETS
                NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)


                                                     SERIES A         SERIES B
                                                  -------------     -------------
DECREASE IN NET ASSETS FROM OPERATIONS
   Net investment loss                            $ (2,316,703)     $ (3,773,509)
   Net realized loss on futures and forward
       contracts                                    (2,042,213)       (3,758,228)
   Net change in unrealized appreciation or
       depreciation on futures and forward
       contracts                                     2,504,617         4,317,445
                                                  ------------      ------------

NET DECREASE IN NET ASSETS FROM OPERATIONS          (1,854,299)       (3,214,292)
                                                  ------------      ------------

CAPITAL SHARE TRANSACTIONS
   Issuance of shares                               13,470,189        17,067,911
   Redemption of shares                             (1,931,611)       (2,420,815)
                                                  ------------      ------------

NET INCREASE IN NET ASSETS FROM CAPITAL SHARE
   TRANSACTIONS                                     11,538,578        14,647,096
                                                  ------------      ------------

NET INCREASE IN NET ASSETS                           9,684,279        11,432,804

NET ASSETS, beginning of period                     16,144,789        22,136,771
                                                  ------------      ------------

NET ASSETS, end of period                         $ 25,829,068      $ 33,569,575
                                                  ============      ============


SHARES, beginning of period                         12,256.648        14,945.226
ISSUANCE OF SHARES                                  10,057.734        11,483.511
REDEMPTION OF SHARES                                (1,534.168)       (1,971.276)
                                                  ------------      ------------

SHARES, end of period                               20,780.214        24,457.461
                                                  ============      ============




/s/ Gerhard Entzmann
Gerhard Entzmann, Secretary
Quadriga Capital Management, Inc.
Quadriga Superfund, L.P.


                                       5